STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is executed this day of August 2000 by and between Cyberbotanical, Inc., a Nevada corporation ("CBI") and Kelly's Coffee Group, Inc., a Colorado corporation ("Kelly's").

                                    Recitals

     CBI desires to sell and transfer, and Kelly's desires to purchase and acquire, Eighteen Million Four Hundred Thousand (18,400,000) shares of the Common Stock of CBI, (the "Shares"), in a private non-registered transaction and in exchange for the payment in cash by Kelly's of Five Hundred Forty Thousand Five Hundred Fifty Four and no/100 dollars ($540,554.00).

                                    Agreement

     In consideration of the mutual promises, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all the parties, the parties hereby agree as follows:

1. Purchase and Sale of Shares. CBI agrees to transfer the Shares to Kelly's, and Kelly's agrees to acquire the Shares from CBI. Immediately after CBI receives a duly executed copy of this Agreement, it will deliver the Shares to Kelly's.

2. Purchase Price. As consideration for the Shares, Kelly's hereby agrees to deliver to CBI the sum of Five Hundred Forty Thousand Five Hundred Fifty Four and no/100 dollars ($540,554.00) in cash immediately following the receipt by Kelly's of a duly executed copy of this Agreement.

3. Representation and Warranties of Kelly's. Kelly's represents and warrants that:


     a. Kelly's is an entity incorporated under the laws of the State of Colorado.

     b. Kelly's has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and substantial risks of the purchase of the Shares and is able to bear the economic risks relevant to the purchase of the Shares hereunder.

     c. Kelly's is relying solely upon independent consultation with its professional, legal, tax, accounting and such other advisors as Kelly's deems to be appropriate in purchasing the Shares; Kelly's has been advised to, and has consulted with, its professional tax and legal advisors with respect to any tax consequences of purchasing the Shares.


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     d.   Kelly's understands that CBI is relying upon Kelly's's representations and warranties as contained in this Agreement in consummating the sale and transfer of the Shares. Therefore, Kelly's agrees to indemnify CBI against, and hold it harmless from, all losses, liabilities, costs, penalties and expenses (including attorney's fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted under this Agreement

     e. Kelly's Board of Directors has reviewed and approved this transaction with full disclosure that Richard Surber is the President of both Kelly's and CBI and that the other members of the Board have approved the proposed transaction and the purchase of a controlling interest of CBI by Kelly's as set forth herein.

4.   Representations and Warranties of CBI. CBI represents and warrants that:


     a. CBI is a corporation duly organized and validly existing under the laws of the State of Nevada.

     b. CBI has valid title to the Shares which it is transferring to Kelly's pursuant to this Agreement. There are no claims, liens, security interests, or other encumbrances upon the Shares. That the Shares will represent not less than ninety percent (90%) of the issued and outstanding shares of common stock of CBI at the conclusion of this transaction.

     c. CBI agrees and represents that the proceeds of the sale provided for herein shall be used to complete the purchase of the Board of Trade Building located at 120 Market, Wichita, Kansas.

     d. CBI is relying solely upon its independent consultation with its professional, legal, tax, accounting and such other advisors as CBI deems to be appropriate in transferring the Shares in exchange for the cash consideration provided for herein. CBI has been advised to, and has consulted with, its professional tax and legal advisors with respect to any tax consequences of transferring the Shares. CBI has disclosed to the Board of Directors of Kelly's that Richard Surber is the President of CBI and Kelly's and required the full approval of the remaining members of Kelly's board prior to closing this transaction, such approval to be evidenced by a resolution approved by Kelly's Board of Directors.

     e. All corporate action on the part of CBI required for the lawful execution and delivery of this Agreement and the issuance, execution and delivery of the Shares has been duly and effectively taken. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of CBI, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency or similar laws and judicial decisions affecting creditors' rights generally.



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     f.   CBI understands that Kelly's is relying upon CBI's representations and warranties as contained in this Agreement in consummating the sale and transfer of the Shares. Therefore, CBI agrees to indemnify Kelly's against, and hold it harmless from, all losses, liabilities, costs, penalties and expenses (including attorney's fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted under this Agreement.

5. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants made by CBI and Kelly's in this Agreement shall survive the purchase and sale of the Shares.

6.       Miscellaneous.

     a. In the event any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     b. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns. The parties hereto may not transfer or assign any part of their rights or obligations except to the extent expressly permitted by this Agreement.

     c. This Agreement constitutes the entire agreement and understanding between the parties with respect to the sale of the Shares and may not be modified or amended except in writing signed by both parties.

     d. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.

     e. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to its law on the conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, State of Utah. The parties exclude any and all statutes, laws and treaties which would allow or require any dispute to be decided in another forum or by other rules of decision than provided in this Agreement.






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     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first appearing herein.



Cyberbotanical, Inc.                           Kelly's Coffee Group, Inc.

/s/ Richard Surber                              /s/ Kevin Schillo
-------------------------                      ---------------------------------
  Richard Surber, President                    Kevin Schillo, Secretary









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